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                                                                   Exhibit 12.1

 Hanover Compressor Company Computation of Ratio of Earnings to Fixed Charges
                       (Amounts in thousands of dollars)

                                                                   Year Ended December 31,
                                                          -----------------------------------------
                                                            2001     2000    1999    1998    1997
                                                          -------- -------- ------- ------- -------
Earnings:
Income before income taxes............................... $117,410 $ 81,471 $63,586 $49,636 $28,685
Add:
Interest on indebtedness and amortization of debt expense
  and discount(1)........................................   23,913   15,054   9,064  11,716  10,728
Leasing expense and the estimated interest factor
  attributable to rents..................................   71,384   46,132  22,486   6,310     113
Equity in losses of joint ventures.......................       --       --      --     137     342
                                                          -------- -------- ------- ------- -------
 Earnings as adjusted.................................... $212,707 $142,657 $95,136 $67,799 $39,868
                                                          ======== ======== ======= ======= =======
Fixed charges:
Interest on indebtedness, amortization of debt expense
  and discount and capitalized interest(1)............... $ 26,663 $ 16,589 $10,597 $11,716 $10,728
Leasing expense and the estimated interest factor
  attributable to rents..................................   71,384   46,132  22,486   6,310     113
                                                          -------- -------- ------- ------- -------
 Total fixed charges..................................... $ 98,047 $ 62,721 $33,083 $18,026 $10,841
                                                          ======== ======== ======= ======= =======
Ratio of earnings to fixed charges.......................     2.17     2.27    2.88    3.76    3.68
                                                          ======== ======== ======= ======= =======

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(1) Includes distributions on mandatorily redeemable convertible preferred securities.

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